Contact:	Paul Adams Corporate Communications 410-470-4167 paul.adams2@exeloncorp.com Emily Duncan Investor Relations 312-394-2345 Emily.Duncan@exeloncorp.com	FOR IMMEDIATE RELEASE
EXELON APPOINTS CALVIN G. BUTLER JR. AS INTERIM CEO OF EXELON UTILITIES
Anne Pramaggiore to Retire

CHICAGO (Oct. 15, 2019) — Exelon Corporation (Nasdaq: EXC) today announced that it has appointed Calvin G. Butler Jr., CEO of Baltimore Gas and Electric Company (“BGE”), as Interim CEO of Exelon Utilities, effective immediately. This appointment follows the retirement of Anne Pramaggiore, Senior Executive Vice President and CEO of Exelon Utilities, which is also effective immediately. Mr. Butler will continue to serve as CEO of BGE. The CEOs of Exelon’s other utilities – Joseph Dominguez, CEO of ComEd, Michael A. Innocenzo, CEO of PECO, and David M. Velazquez, CEO of Pepco Holdings – will report to Mr. Butler. In addition, Exelon Utility CEO staff heads Val Jensen, Carim Khouzami and Mike Kormos will also report to Mr. Butler moving forward.

Mr. Butler is an 11-year veteran of Exelon and has more than 25 years of leadership experience in the utilities industry and in regulatory, legislative and public affairs. As CEO of BGE, he is responsible for implementing the utility’s strategic priorities, including its initiatives related to safety, reliability, customer service, innovation and technology, and diversity and inclusion. Mr. Butler serves on BGE’s Board of Directors and on Exelon’s Executive Committee. In addition, he is Board Chair of the Gridwise Alliance, an advocacy organization promoting modernization and innovation for the nation’s electrical grid, and serves on the Board of Directors for RLI Corp., where he is a member of the Audit and

Nominations/Governance Committees. He also previously served on the Board of Directors for the Federal Reserve Bank of Richmond.

“We are pleased Calvin is assuming this role on an interim basis to work closely with our strong utility leadership team,” said Christopher M. Crane, Exelon’s President and Chief Executive Officer. “Calvin has established an excellent track record of successfully executing on BGE’s strategic initiatives, including driving meaningful improvements in customer service, safety and reliability, and delivering solid financial results. Importantly, Exelon benefits from a deep bench of talent and industry expertise. Our leadership team remains well-positioned to continue executing on our strategic priorities, including our customer-first approach, safety, reliability and sustainability initiatives and regulatory strategy.”

Mr. Crane concluded, “We thank Anne for her valuable service to Exelon and ComEd and the important contributions she made to enhance our utility operations throughout her tenure. Over the past several years, including under her leadership, Exelon’s utilities have continued to achieve high levels of reliability and record levels of customer satisfaction, while implementing industry-leading strategies for the future of our utility business. We remain steadfast in our commitment to providing our millions of customers with clean, affordable and reliable energy and outstanding service. We are confident this will be a smooth transition for all Exelon stakeholders, including our customers, employees, communities and shareholders.”

About Calvin G. Butler Jr.
Calvin G. Butler Jr. is the CEO of BGE, the nation’s first gas utility. He is a member of BGE’s Board of Directors and the Executive Committee of Exelon. Additionally, Mr. Butler is Board Chair of the Gridwise Alliance, an advocacy organization promoting modernization and innovation for the nation’s electrical grid. He serves on the Board of Directors of RLI Corp., where he is a member of the Audit and Nominations/Governance Committees. He is an Independent Trustee of the PNC Funds Board, and previously served on the Board of Directors of the Federal Reserve Bank of Richmond.

Prior to becoming CEO of BGE in March 2014, Mr. Butler served as BGE’s Senior Vice President for Regulatory and External affairs. In addition, he has held various leadership positions at ComEd, including as Senior Vice President of Corporate Affairs and Vice President of Governmental and Legislative Affairs. Before joining Exelon in 2008, he held senior leadership roles in external affairs as well as in manufacturing with the print, digital and supply chain solutions company RR Donnelley. Butler spent his early career with CILCORP (Central Illinois Light Co.), where he worked in government affairs, legal and strategy.

He has been recognized by several organizations for his leadership and community commitment. In 2017, he was named among Black Enterprise Magazine’s “300 Most Powerful Executives in Corporate America,” and “Industrialist of the Year” by the Baltimore Museum of Industry. The Daily Record named Butler one of Maryland’s “Most Admired CEOs” and one of its top 35 Influential Marylanders, while Baltimore Magazine named him as one of its “Top Ten Baltimoreans.”

Mr. Butler also serves on the Boards of several prominent Baltimore-based organizations, including the Baltimore Community Foundation, University of Maryland Medical Center, Greater Baltimore Committee, Cal Ripken, Sr. Foundation, the Center Club, and Caves Valley Golf Club, and on the Board of his alma mater, Bradley University. He earned a bachelor's degree from Bradley University; a Juris Doctor degree from Washington University School of Law; and an honorary doctorate of Humane Letters from Morgan State University.
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About Exelon
Exelon Corporation (Nasdaq: EXC) is a Fortune 100 energy company with the largest number of electricity and natural gas customers in the U.S. Exelon does business in 48 states, the District of Columbia and Canada and had 2018 revenue of $36 billion. Exelon serves approximately 10 million customers in Delaware, the District of Columbia, Illinois, Maryland, New Jersey and Pennsylvania through its Atlantic City Electric, BGE, ComEd, Delmarva Power, PECO and Pepco subsidiaries. Exelon is one of the largest competitive U.S. power generators, with more than 32,000 megawatts of nuclear, gas, wind, solar and hydroelectric generating capacity comprising one of the nation’s cleanest and lowest-cost power generation fleets. The company’s Constellation business unit provides energy products and services to approximately 2 million residential, public sector and business customers, including more than two-thirds of the Fortune 100. Follow Exelon on Twitter @Exelon.

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and (c) ITEM 8. Financial Statements and Supplementary Data: Note 22, Commitments and Contingencies; (2) the Companies’ Second Quarter 2019 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors; (b) Part 1, Financial Information, ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) Part I, Financial Information, ITEM 1. Financial Statements: Note 16, Commitments and Contingencies; and (3) other factors discussed in filings with the SEC by the Companies. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this report. Neither of the Companies undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this report.